Exhibit 99.1

DATE: February 27, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2012 Proved Reserves

•	Domestic reserves of 4,491 Bcfe; total reserves of 4,650 Bcfe

•	Domestic reserves of 5,339 Bcfe before the effect of price changes

•	148% reserves replacement rate for domestic oil and NGL production

•	62% increase in domestic oil reserves

•	634 Bcfe of domestic reserves additions

•	16,600 remaining domestic undrilled proved, probable and possible (3P) locations

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that its domestic proved reserves at Dec. 31, 2012, were nearly 4.5 trillion cubic feet equivalent based on 2012 commodity price averages. Including international reserves of 159 billion cubic feet equivalent, WPX had total proved reserves of 4.65 Tcfe.

Year-end 2012 domestic reserves reflect a mixture of 75 percent natural gas and 25 percent natural gas liquids (NGL) and crude oil.

Under an alternative scenario applying 2011 prices, year-end 2012 domestic reserves were 19 percent higher at 5,339 Bcfe. Using this same scenario, the reserves replacement rate was 200 percent in 2012.

Domestic Proved Reserves

	2011 Year-End	2011 Adjusted	2012 Year-End	2012 Adjusted
Natural Gas (Bcf)	3,983	3,760	3,369	4,073
NGL (MMbbl)	134	133	110	132
Oil (MMbbl)	47	47	77	79

Total in Bcf equivalent	5,070	4,846	4,491	5,339

2011 adjusted excludes discontinued operations that were divested in 2012.

2012 adjusted represents an alternate price scenario using 2011 SEC prices.

The alternate scenario reflects SEC prices used for the company’s year-end 2011 reserves which were calculated using the 12-month average, first-of-the-month price during 2011 for the applicable indices for each basin, as adjusted for local price differentials.

Applying the prices used for year-end 2011 reserves to the year-end 2012 reserves resulted in an average natural gas price of $3.68 per Mcf, an average oil price of $86.75 per barrel and an average NGL price of $51.83 per barrel. These prices decreased 35 percent, 5 percent and 29 percent respectively in 2012 to $2.39 for natural gas, $82.32 for oil and $37.01 for NGL.

Despite the impact of lower commodity prices in 2012, WPX’s proved, probable and possible (3P) reserves at year-end 2012 were 18.1 Tcfe – virtually equivalent to year-end 2011. This does not include the impact of the company’s recent Niobrara natural gas discovery in the Piceance Basin. Over time, the Niobrara discovery has the potential to more than double the company’s 3P reserves.

On a 3P basis, WPX has approximately 16,600 gross remaining undrilled locations across all of its domestic acreage and interests, including more than 10,000 locations in the Piceance Basin.

CEO PERSPECTIVE

“Our drilling program in the oil-rich Bakken Shale is a significant driver in the WPX story,” said Ralph A. Hill, president and chief executive officer.

“We doubled our oil production in the Bakken in 2012 compared with a year ago. We generated an 870 percent production replacement rate in the play, and now we hold our Bakken acreage by production.

“We’re also experiencing lower costs in the Bakken since we started multi-well development pads, which translate into reduced drilling days and a 25 percent efficiency gain in our rig deployment.

“We’ll basically be able to drill the same amount of Bakken wells this year as we did in 2012, but with less rigs. This is an ongoing goal at WPX – doing things more and more efficiently,” Hill added.

PROVED RESERVES AND PRODUCTION BACKGROUND

Domestically, WPX added 634 Bcfe of proved reserves in 2012 through drilling even with substantially low prices last year. In 2012, WPX participated in 548 gross (367 net) wells in the United States, achieving a success rate of 100 percent. The company’s domestic drilling finding and development cost was $1.74 per Mcfe in 2012, compared with $1.37 per Mcfe in 2011 and $1.84 in 2010.

Proved Reserves Reconciliation

Amounts in Bcf equivalent

U.S. proved reserves Dec. 31, 2011	5,070
Additions	634
Acquisitions	6
Revisions	(498)
Divestitures	(225)
2012 Production (including discontinued operations)	(496)
U.S. Proved reserves Dec. 31, 2012	4,491
International reserves	159

Total Dec. 31, 2012 proved reserves	4,650

Domestic Revisions and Extensions at 2011 prices	848

Alternative Reserves Scenario	5,498

The percentage of reserves in the proved developed category continues to increase. In 2012, proved developed accounted for 60 percent of reserves vs. 59 percent in 2011 and 58 percent in 2010.

Year-over-year, daily production – excluding discontinued operations – increased 4 percent in 2012 vs. 2011. The company’s total production of 1,386 MMcfe/d in 2012 represents enough fuel to meet the energy needs of an estimated 6 million homes per day.

WPX’s domestic oil production rose 64 percent in 2012, while NGL production rose 3 percent. The company’s total oil and NGL production grew to nearly 47,000 barrels per day, compared with 41,000 barrels per day in 2011.

Average Daily Net Production	2012	2011
Domestic
Natural gas (MMcf)	1,086	1,065
NGL (Mbbl)	28.4	27.6
Oil (Mbbl)	12.0	7.3

Total in MMcf equivalent	1,328	1,274

International
Natural gas (MMcf)	19	20
NGL (Mbbl)	0.5	0.5
Oil (Mbbl)	6.0	5.6

Total in MMcf equivalent	58	57

Consolidated
Natural gas (MMcf)	1,105	1,085
NGL (Mbbl)	28.9	28.1
Oil (Mbbl)	18.0	12.9

Total in MMcf equivalent	1,386	1,331

NGL & oil equivalents were calculated using a 6:1 ratio.

Proved Reserves Summary

Approximately 99 percent of WPX’s year-end 2012 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. Their judgment determined that the company’s estimates are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE standards).

Approximately 99 percent of proved reserves estimates for international properties were audited by Ralph E. Davis Associates Inc. The majority of WPX’s international interests come via its 69 percent ownership interest in Apco Oil and Gas International.

Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the Security and Exchange Commission pricing provisions, existing operating methods and government regulations.

Year-End Proved Reserves	2012	2011
Domestic
Natural Gas (Bcf)	3,369	3,983
NGL (MMbbl)	110	134
Oil (MMbbl)	77	47

Total in Bcf equivalent	4,491	5,070

International
Natural Gas (Bcf)	64	90
NGL (MMbbl)	0	1
Oil (MMbbl)	16	16

Total in Bcf equivalent	159	194

Consolidated
Natural Gas (Bcf)	3,433	4,073
NGL (MMbbl)	110	135
Oil (MMbbl)	92	63

Total in Bcf equivalent	4,650	5,265

NGL & oil equivalents were calculated using a 6:1 ratio.

Reserves for 2012 exclude discontinued operations.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use

“probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.